Exhibit 99.1

RESTORATION HARDWARE SHAREHOLDERS

APPROVE AMENDED MERGER AGREEMENT

Company Also Announces Preliminary

Agreement to Settle Shareholder Class Action

CORTE MADERA, CA, June 12, 2008 – Restoration Hardware, Inc. (Nasdaq: RSTO) announced that its shareholders adopted the amended merger agreement between Restoration Hardware and certain affiliates of Catterton Partners. The amended merger agreement was adopted today at a special meeting of shareholders of Restoration Hardware’s outstanding shares of common stock, with more than 99% of the votes cast in favor of the amended merger agreement.

“We are pleased with the outcome of today’s vote and appreciate the strong support demonstrated by our shareholders,” said Gary Friedman, Restoration Hardware’s Chairman, President and Chief Executive Officer.

Restoration Hardware expects that the transactions contemplated by the amended merger agreement will be completed next week. Under the terms of the amended merger agreement, all of the outstanding shares of common stock of Restoration Hardware, other than those exchanged by certain shareholders participating with Catterton Partners in the transaction, will be acquired for a price per share equal to $4.50 in cash.

Restoration Hardware also announced that it reached a preliminary agreement for the settlement of a shareholder complaint filed in the Superior Court of the State of California as a purported class action on behalf of the public shareholders of Restoration Hardware. The complaint was filed against Restoration Hardware, each of its directors, Catterton Partners and certain shareholders participating in the transaction.

Under the terms of the settlement, the action will be dismissed with prejudice. As part of the settlement, the defendants in the litigation will establish a common fund of $3.7 million, less the plaintiff’s attorneys’ fees, to be paid to Restoration Hardware shareholders as of the closing of the merger transaction other than those shareholders participating with Catterton Partners in the transaction or those shareholders who are also executive officers or directors of Restoration Hardware. The settlement is contingent on the closing of the merger, preliminary approval by the court, and final approval by the court after notice to the class. Depending on the amount of the attorneys’ fees approved by the court and certain other contingencies, the common fund will likely result in a payment of approximately $0.10 to $0.13 per share to the members of the class.

“Despite our view that the allegations in the lawsuit are without merit, Restoration Hardware felt it was in the best interests of its shareholders to settle the case to expedite the closing of the merger,” said Raymond Hemmig, the Chairman of the Independent Committee of Restoration Hardware’s Board of Directors. “In so doing, we have allowed our shareholders to obtain the substantial premium above the share price of Restoration Hardware’s stock immediately preceding the announcement of the original merger agreement.”

About Restoration Hardware

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bathware, functional and decorative hardware, gifts and related merchandise that reflects the Company’s classic and authentic American point of view. Restoration Hardware sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at http://www.restorationhardware.com and http://www.rhbabyandchild.com. The Company currently operates 100 retail stores and 10 outlet stores in 30 states, the District of Columbia and Canada.

About Catterton Partners

With more than $2 billion under management, Catterton Partners is a leading private equity firm in the U.S. focused exclusively on the consumer industry. Since its founding in 1990, Catterton has leveraged its investment capital, strategic and operating skills, and network of industry contacts to establish one of the strongest investment track records in the consumer industry. Catterton invests in all major consumer segments, including Food and Beverage,

Retail and Restaurants, Consumer Products and Services, and Media and Marketing Services. Catterton has led investments in companies such as Breyers® Yogurt Company, Wellness Pet Food, Liberty Safe, Build-A-Bear Workshop, Cheddar’s Restaurant Holdings Inc., Outback Steakhouse, P.F. Chang’s China Bistro, Baja Fresh Mexican Grill, Frederic Fekkai, Kettle Foods, Farley’s and Sathers Candy Co., and Odwalla, Inc. More information about the firm can be found at http://www.cpequity.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include, without limitation, statements concerning the Company’s expectations regarding the settlement of the class action lawsuit, statements regarding timing of the closing of the merger and statements containing words such as “likely” or “expects” and words of similar import or statements of management’s opinion. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements, including the following: (1) the Company may be able to reach a definitive settlement agreement with the plaintiff in the class action lawsuit; (2) any settlement agreement with the plaintiff in the class action lawsuit may be rejected by the court; (3) the definitive settlement agreement may not be on the same terms that were reached in the preliminary settlement; (4) conditions to the closing of the merger agreement may not be satisfied; or (5) the transaction may involve unexpected costs, unexpected liabilities or unexpected delays. Additional factors that may affect the future results of the Company are set forth in its filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the fiscal quarter ended May 3, 2008, in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”), in Part I, Item 4 thereof (“Controls and Procedures”), and in Part II, Item 1A thereof (“Risk Factors”). Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Chris Newman CFO of Restoration Hardware, Inc. 415-945-4530	Sitrick and Company Michael Sitrick 310-788-2850 Lance Ignon 415-793-8851	Catterton Partners Eric Brielmann /Andrea Salas Joele Frank, Wilkinson Brimmer Katcher 212-355-4449